Exhibit 5.1

[LETTERHEAD OF DAY EDWARDS PROPESTER & CHRISTENSEN, P.C.]

February 20, 2004

BancFirst Corporation

101 N. Broadway

Oklahoma City, Oklahoma 73102

BFC Capital Trust II

101 N. Broadway

Oklahoma City, Oklahoma 73102

Re:	BancFirst Corporation and BFC Capital Trust II;

Registration Statement on Form S-3, File Nos. 333-112488 and 333-112488-01

Ladies and Gentlemen:

We have acted as counsel to BancFirst Corporation, an Oklahoma corporation (the “Corporation”) and Sponsor of BFC Capital Trust II, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing, under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3, File Nos. 333-112488 and 333-112488-01 (the “Registration Statement”) relating to: (i) the proposed issuance by the Trust of up to $26,000,000 aggregate liquidation amount of the Trust’s Cumulative Trust Preferred Securities (the “Preferred Securities”); (ii) the proposed issuance by the Corporation to the Trust, in an aggregate principal amount corresponding to the aggregate liquidation amount of the Preferred Securities and the common securities issued by the Trust (the “Common Securities”), of the Corporation’s junior subordinated deferrable interest debentures (the “ Junior Subordinated Debentures”) registered under the Securities Act; and (iii) the Corporation’s guarantee of the Preferred Securities (the “Guarantee”) registered under the Securities Act. The Preferred Securities will be issued under an Amended and Restated Trust Agreement (the “Trust Agreement”), among the Corporation, as Sponsor, The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and the Administrative Trustees named therein, while the Junior Subordinated Debentures will be issued under an Indenture (the “Indenture”) between the Corporation and The Bank of New York, as debenture trustee.

In connection with this opinion, we have examined such documents and records as we deemed appropriate, including the following:

(i) Copy of the Certificate of Incorporation, as amended, of the Corporation, certified as of a recent date by the Secretary of State of the State of Oklahoma.

(ii) Copy of the By-Laws of the Corporation, certified as of a recent date by the Assistant Secretary of the Corporation to be a true and complete copy.

(iii) Copy, certified as of a recent date by the Assistant Secretary of the Corporation to be a true copy, of the votes of the Board of Directors of the Corporation adopted January 22, 2004 authorizing the filing of the Registration Statement, the issuance of the Preferred Securities, the Common Securities, the Junior Subordinated Debentures in the circumstances referred to above, and the Guarantee.

(iv) Executed counterparts of the Trust Agreement.

(v) Specimen of the Preferred Securities.

(vi) Executed counterparts of the Indenture.

(vii) Specimen of the Junior Subordinated Debenture.

(viii) Executed counterpart of the Guarantee.

In addition, as to questions of fact material to our opinion, we have relied upon certificates of officers of the Corporation, the Administrative Trustees of the Trust and public officials.

In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Corporation or the Trust, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Based upon the foregoing, we are of the opinion that:

(1) The Junior Subordinated Debentures have been duly authorized by all requisite corporate action of the Corporation and, when executed, authenticated and delivered in the manner provided for in the Indenture, will constitute valid and binding obligations of the Corporation entitled to the benefits of the Indenture and enforceable against the Corporation in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

(2) The Guarantee has been duly authorized by all requisite corporate action of the Corporation and, when executed and delivered to The Bank of New York, as guarantee trustee, as contemplated in the Guarantee, will constitute a valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

We are members of the Bar of the State of Oklahoma and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Oklahoma and the federal laws of the United States of America. This opinion is for the benefit of the Corporation and the Trust in connection with the Registration Statement. Except as so noted, this opinion may not be relied upon in any manner whatsoever by any other person or entity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Securities” contained in the Prospectus included therein.

Sincerely,

/s/ Day Edwards Propester & Christensen, P.C.

Day Edwards Propester & Christensen, P.C.